Exhibit 99.1

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

AETI Sells American Access Technologies

Capital to be Redeployed into AETI’s Core Power Delivery Solutions Business

HOUSTON, August 19, 2014—American Electric Technologies, Inc. (NASDAQ: AETI), a leading supplier of power delivery solutions for the global energy industry, today announced it completed the sale of its American Access Technologies (AAT) business to Fabricating Technologies, LLC on August 15, 2014 for $2.3 million in cash. The sale did not include AAT’s real estate which was leased to the purchaser.

Based in Keystone Heights, Florida, AAT is a precision sheet metal fabrication services company primarily focused on the industrial and commercial markets in the greater Southeastern United States.

“AAT has great products and people, but it is not a strategic business for us.” said Charles Dauber, AETI president and CEO. “The sale gives AAT and its employees a new owner that can capitalize on the things AAT does well. The sale will also strengthen our operating results as AAT had been a drag on our earnings in recent periods”.

As of June 30, 2014, the AAT business was classified as discontinued operations.

Catalyst Strategic Advisors, LLC served as the exclusive business advisor to American Electric Technologies, Inc. on the sale.

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American Electric Technologies, Inc. (NASDAQ:AETI) is a leading provider of power delivery solutions to the global energy industry. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas; Bay St. Louis, Miss.; Macaé and Rio de Janeiro, Brazil. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning the sale of the AAT segment, and other future plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 28, 2014. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

Investor Contact:

American Electric Technologies, Inc.

Andrew L. Puhala

713-644-8182

investorrelations@aeti.com

Media Contact:

Molly LeCronier

Ward

713.869.0707

mlecronier@wardcc.com